Exhibit 10.21

License Agreement

This License Agreement, made and entered into as of 1/19/2018 (“Agreement”), is a binding contract made by and between Cue Biopharma, Inc., a Delaware corporation having a place of business located at 675 W. Kendall Street, Cambridge, Massachusetts (“Licensee”) and MIL 21E, LLC, a Delaware limited liability company having a place of business located at 675 West Kendall Street, Cambridge, MA 02142 (“Licensor”).

RECITALS

WHEREAS, Licensor, or its affiliate, has leased certain space located at 21 Erie Street, Cambridge, Massachusetts 02139 (the “Building”) through a lease agreement (the “Lease”, a true and correct redacted copy of which is attached hereto as Exhibit 4) between Licensor and BMR-21 Erie Street, LLC (“Landlord”);

WHEREAS, this Agreement is subject to the terms and conditions of the Lease and shall be at all times subordinate to the terms of the Lease;

WHEREAS, Licensee desires to use certain space, as defined below, for research and development, laboratory research and office use.

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties agree as follows:

1.	License. Licensor grants to Licensee a non-transferable (except as otherwise set forth herein), binding license (the “License”) to use approximately nineteen thousand eight hundred and thirty-three (19,833) rentable square feet located on the first floor of the Building and more specifically detailed in the shaded portion of the floor plan attached to this Agreement as Exhibit 1 (the “Licensed Premises”) solely to: (i) use as office and laboratory space consistent with current zoning for the Building and all applicable laws; (ii) conduct Licensee’s business; and (iii) collaborate with Licensor’s staff and other licensees pursuant to this Agreement. Licensee shall have access to the Licensed Premises for the foregoing uses twenty-four hours a day, three hundred sixty-five (365) days a year; provided, however, that Licensee shall not use the Licensed Premises for medical care, human trials, or for any use other than the Permitted Use (as defined in the Lease).

Licensor shall have no obligation to alter, repair or otherwise prepare the Licensed Premises for Licensee’s use or to pay for, or provide any, improvements to the Licensed Premises except as expressly provided herein (including without limitation the exhibits attached hereto, which are hereby incorporated herein). Notwithstanding the foregoing, Licensor shall provide, at no additional cost to Licensee, the following prior to the Term Commencement Date (defined below): (1) tissue culture rooms in a configuration reasonably acceptable to both Licensor and Licensee, and (2) demising walls for five (5) offices and one (1) conference room. The License shall only grant Licensee, and no more than eighty (80) of Licensee’s members and employees (collectively, “Occupants”, which term shall not apply to invitees, contractors, vendors and other similar short term visitors in the Licensed Premises), access to the Licensed Premises; provided, however, that Licensor may grant access to additional Occupants (“Additional Occupants”) as set forth in Section 3 below.

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The License shall not include access to any additional office or laboratory space in the Building. Licensor retains all of the rights and privileges as the property owner that are not inconsistent with the provisions of this Agreement.

2.	Term and Termination.

a.	Unless terminated earlier in accordance with this Section 2, the term (“Term”) of this Agreement shall commence on May 1, 2018 (“Term Commencement Date”) and expire April 30, 2021 (“Term Expiration Date”). Under no circumstance shall Licensor be liable to Licensee for failure to provide access to the Licensed Premises on or before the Commencement Date; provided, however, that if Licensor is unable to provide Licensee access to the Licensed Premises on or before May 1, 2018, then the Term Commencement Date shall be delayed until the day on which Licensor provides Licensee with access to the Licensed Premises. If the Term Commencement Date is delayed until after May 1, 2018 but is on or before May 15, 2018 (“Period 1 Delay”), then Licensee shall receive two (2) days abatement of the License Fee and all other charges payable by Licensee under this Agreement for each day of Period 1 Delay (collectively the “Period 1 Abatements”). In addition, if the Term Commencement Date is delayed until after May 15, 2018 but is on or before August 1, 2018 (“Period 2 Delay”), then Licensee shall receive four (4) days abatement of the License Fee and all other charges payable by Licensee under this Agreement for each day of Period 2 Delay (collectively the “Period 2 Abatements”). Licensee shall owe no License Fee or any other charges otherwise payable by Licensee under this Agreement for any days during the Period 1 Delay and Period 2 Delay in which Licensee does not have access to the Licensed Premises. Further, beginning with the License Fee and other amounts owed by Licensee for the nineteenth month of occupancy (and beyond as applicable), Licensee shall be entitled to credit all such Period 1 Abatements and Period 2 Abatements against amounts owed by Licensee until all such Abatements have been fully exhausted. In the event Licensor fails, for any reason, to deliver possession of the Licensed Premises as required by this Agreement on or before the August 1, 2018, then Licensee may elect, upon notice to Licensor, given any time prior to the date of such delivery, to terminate this Agreement, without further liability to either party, effective upon such notice.

b.	Events of Default. If one or more of the following events occurs, such occurrence shall constitute an “Event of Default” under this Agreement by Licensee:

i.	Licensee fails to pay when due any License Fee due hereunder and such failure shall continue for five (5) days after written notice thereof from Licensor;

ii.	ii. Licensee creates a condition that jeopardizes the health or safety of any person in the Building;

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iii.	Licensee fails to comply with any other provision of this Agreement in the manner and within the time required, and such failure continues for twenty-five (25) days after written notice thereof from Licensor;

iv.	any other event occurs which involves Licensee or the Licensed Premises and which would constitute an Event of Default under the Lease if it involved Licensor or the Licensed Premises;

v.	the occurrence of an Event of Default under the Lease which is the result of any act or omission of Licensee or any person claiming by, through or under Licensee or any of their respective employees, subtenants, licensees, agents, contractors and invitees;

vi.	any purported or attempted transfer or assignment of this Agreement in contravention of this Agreement or the Lease;

vii.	Licensee (a) files or consents by answer or otherwise to the filing against it of a petition for relief, reorganization, arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (b) makes an assignment for the benefit of its creditors; (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (d) takes action for the purpose of any of the foregoing;

viii.	a court or governmental authority of competent jurisdiction, without consent by Licensee, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial portion of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Licensee, or if any such petition is filed against Licensee and such petition is not dismissed within sixty (60) days; or

ix.	this Agreement or any estate of Licensee hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

c.	This License may not be terminated by Licensor unless and until an uncured Event of Default by Licensee has occurred. Upon the occurrence of an Event of Default by the Licensee (excepting situations arising under Section 2(b)(ii)), Licensor shall have the right to terminate the Agreement and, in addition to any other rights and remedies available to it under this Agreement and/or at law and/or in equity, any and all rights and remedies of Landlord set forth in the Lease as incorporated herein. All rights and remedies of Licensor herein enumerated shall be cumulative and none shall exclude any other right allowed by law or in equity and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises. If Licensee shall have committed an Event of Default, then Licensor shall have the right, but not the obligation, without waiving or releasing Licensee from any obligations hereunder, to cure such Event of Default in such manner and to such extent as Licensor shall deem necessary, and in exercising any such right, to pay or incur any reasonable costs and expenses (including, without limitation, attorneys’ fees and costs) required in connection therewith which Licensee shall pay to Licensor.

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d.	Upon the occurrence of an Event of Default set forth in Section 2(b)(ii), if Licensee does not cure such Event of Default within twenty-four (24) hours after written notice from Licensor to Licensee, Licensee may immediately (i) terminate this Agreement; (ii) secure the Licensed Premises; and/or (iii) prohibit Licensee’s entry into the Licensed Premises.

e.	Licensor shall, and shall upon written request by Licensee, notify Landlord of any required action, repair or other obligation required of Landlord under the terms of the Lease and shall thereafter diligently work towards causing Landlord to perform such obligations under the Lease for the benefit of Licensee.

f.	Upon termination of this Agreement in accordance with the terms and requirements set forth herein, the License shall expire and Licensee shall immediately vacate the Licensed Premises.

g.	Under no circumstances shall Licensor or Licensee be liable to the other for any alleged or purported consequential damages hereunder.

3.	License Fee. Licensee shall pay a license fee equal to $297,495.00 per month for the first eighteen (18) months of the Term and shall pay a license fee equal to $388,396.00 per month for the remainder of the Term (“License Fee”), which shall be paid in advance on or before the first day of each and every month during the Term. Licensee shall pay each License Fee payment by electronic payment to Licensor. If any payment of the License Fee, or any other payment due under this Agreement, is not received by Licensor on or before the first day of each month, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to ten percent (10%) of the amount of such delinquent payment, in addition to any outstanding License Fee or any other payment due under this Agreement then owing.

Licensee may request that Licensor grant access to Additional Occupants, provided that Licensee (i) first submits a written request to Licensor requesting access to Additional Occupants; (ii) Licensee receives written confirmation from Licensor granting access to Additional Occupants; and (iii) Licensee pays, in addition to the License Fee, an amount equal to $1,000 per month for each Additional Occupant.

On or before January 1, 2018, Licensee shall pay to Licensor an amount equal to the License Fee for the first month of the Term ($297,495.00) and the License Fee for the last two months of the Term ($776,792.00). As such, Licensee shall pay a total of $1,074,287.00 on or before January 1, 2018.

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Licensee shall be entitled to a one-time credit against Licensee’s obligation to pay the License Fee, to cover the reasonable moving and decontamination costs associated with Licensee’s relocation from Licensor’s existing facility to the Licensed Premises; provided, however, that the foregoing credit shall not exceed $50,000.00 and provided further that Licensee shall submit to Licensor all receipts, invoices and proofs of payment demonstrating Licensee’s costs associated with the foregoing.

4.	Service Agreement. In addition to the covenants and representations contained herein, Licensor agrees to provide to Licensee the services set forth in the Service Agreement attached hereto as Exhibit 2. The License Fee shall cover and include the cost of the services set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement. The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the covenants and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon Licensor and Licensee. Licensor shall not be liable for any damages arising from Licensor’s failure to provide the services set forth in the Service Agreement to the extent such failure is beyond Licensor’s reasonable control, provided however, Licensee shall receive an equitable abatement of License Fee equal to the proportion of the services that Licensor has failed to provide to Licensee during such time of the failure.

5.	Common Areas. During the Term, Licensee and its employees and invitees, shall have the non-exclusive right, in common with other occupants and users of the Building, to use the common areas of the Building. Licensee hereby acknowledges that other licensees and/or occupants are occupying or may in the future occupy other portions of the Building. Licensee’s use of the Licensed Premises and access to and use of the common areas and any other services in connection with the Licensed Premises or this Agreement shall be subject to additional rules and procedures reasonably promulgated by Licensor and/or Landlord and delivered to Licensee from time to time. Licensee’s compliance with such rules and procedures constitutes a material inducement to Licensor’s willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.

6.	Parking. During the Term, Licensee shall have a non-exclusive, irrevocable license to use eighteen (18) unreserved parking spaces located at or near 47 Erie Street (“Licensee’s Parking Spaces”). Neither Licensor nor Licensee shall have the right to elect to reduce the number of Licensee’s Parking Spaces absent written agreement from both parties, and Licensee shall be responsible for the Parking Fees (defined below) for such spaces regardless of whether its Occupants use Licensee’s Parking Spaces. Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building (“Parking Fees”) and shall pay such Parking Fees to Licensor at the time each License Fee payment is due.

7.	Modifications to Licensed Premises. Licensee shall not make any modification to the Licensed Premises without Licensor’s prior written approval, which approval may be withheld or conditioned in Licensor’s sole discretion. Licensee shall bear the cost of any approved modifications to the Licensed Premises. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, paid for or installed by Licensee in the Licensed Premises will be and remain the property of Licensee and may be removed by Licensee at any time, provided that Licensee, at its expense, shall repair any damage to the Licensed Premises caused by such removal or by the original installation. Licensee shall remove all of Licensee’s personal property at the expiration of the Term of this Agreement or sooner termination of this Agreement, in which event the removal shall be done at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, shall repair any damage to the Licensed Premises caused by its removal.

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8.	Hazardous Materials. Licensee shall strictly comply with all applicable Environmental Laws to the extent such provisions relate to the Licensed Premises during the Term of this Agreement. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by Licensee or Licensee’s Occupants into the air, surface water, sewers, soil or groundwater of any Hazardous Material (defined below) whether within or outside the Licensed Premises, including, without limitation (i) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (iv) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (v) Chapter 21E of the General Laws of Massachusetts. During the term of this Agreement, Licensee, at its sole cost and expense, shall comply with (a) Environmental Laws, and (b) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Licensed Premises with respect to Licensee’s use, storage and disposal of any Hazardous Materials. Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to Licensor or responsibility under this Agreement for any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents (“Non-Licensee Releases”), and Licensor shall indemnify, defend, release, protect and hold the Licensee harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses of any kind or nature that arise before, during or after the Term, arising out of or related to any Non-Licensee Releases to the extent that the foregoing Non-Licensee Releases were caused by the Licensor’s gross negligence or wrongful misconduct. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material, waste or petroleum derivative which is or becomes regulated by any Environmental Law or which is designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

9.	Fire, Other Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Licensed Premises, or of a taking of all or a material part of the Building or Licensed Premises under the power of eminent domain: (i) Licensor shall not have any obligation to repair or restore the Licensed Premises or any alterations or personal property (except to diligently enforce, for the benefit of Licensee, any obligation of Landlord under the Lease to repair if the Lease is not otherwise terminated); (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee during the time and to the extent the Licensed Premises are unfit for occupancy for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) Licensee shall not, by reason thereof, have a right to terminate this Agreement unless the Lease shall be terminated or the Licensed Premises have not been restored to the point the Licensee may reasonably resume its operations in the Licensed Premises within 270 days after the damage or destruction (in which event Licensee may terminate this agreement at any time after such 270 days, by providing written notice to Licensor, unless and until the Licensed Premises have been restored to the point the Licensee may reasonably resume its operations in the Licensed Premises); and (iv) Licensor and Landlord reserve the right to terminate this Agreement in connection with any right granted to either Licensor or Landlord under the Lease whether or not the Licensed Premises is damaged or the subject of a taking. In the event Licensor or Landlord exercises the right to terminate the Lease as the result of any such fire, casualty or taking, Licensor shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Lease terminates.

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10.	Limit of Liability. Notwithstanding anything to the contrary contained in this Agreement, Landlord, Licensor, their respective, members, officers, directors, employees, agents, servants, lenders, mortgagees, ground lessors beneficiaries and contractors (collectively, the “Licensor Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person. Notwithstanding the foregoing provision of this Section, Licensor Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by Licensor Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Licensee; provided that Licensor Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business).

11.	Waiver of Claims. Licensee hereby releases and waives any and all claims against the Licensor Parties for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of the Licensor Parties and except as set forth in Section 10 above, except in any case which would render this release and waiver void under applicable law.

12.	Insurance. See Insurance Requirements attached hereto as Exhibit 3.

13.	Subrogation. Licensee and Licensor and their insurers hereby waive any and all rights of recovery or subrogation against the other with respect to any Claims (as defined below) howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee and Licensor agree to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s or Licensor’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor and Licensee. Licensee and Licensee, as applicable, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in herein. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensor and Licensee shall notify the other of such conditions.

14.	Assumption of Risk. Except as otherwise set forth herein, Licensee assumes the risk of damage, and shall be liable for any damage caused to, any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and the Licensor Parties shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

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15.	Indemnification. Licensee shall indemnify, defend (by counsel acceptable to Licensor), release, protect and hold the Licensor Parties harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term, arising out of or related to: (i) the use or occupancy of the Licensed Premises by Licensee or its agents or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee, its agents or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials on, under or about the Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its agents; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its agents.

Licensor shall indemnify, defend (by counsel acceptable to Licensor), release, protect and hold the Licensee harmless from and against any and all Claims of any kind or nature that arise before, during or after the Term, arising out of or related to Licensor’s gross negligence or wrongful conduct.

16.	Assignment. Licensee shall not assign, encumber or transfer this Agreement (“Transfer”), or any part of it, or its right or interest in it, without Licensor’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so. Licensor may assign this Agreement, provided, however, that such assignment shall not materially affect Licensee’s rights hereunder. Notwithstanding the foregoing, Licensor’s consent shall not be required for any of the following transfers (each of which shall be a “Permitted Transfer”): (1) a public offering or Transfer of shares of Licensee on a stock exchange or equivalent trading system, (2) a Transfer to any entity resulting from the merger, consolidation or other reorganization with Licensee, whether or not Licensee is the surviving entity or (3) a Transfer to any person or legal entity which acquires all or substantially all of the assets or stock (or other ownership interests) of Licensee (each of the foregoing is hereinafter referred to as a “Licensee Affiliate”); provided that before such assignment shall be effective, (a) said Licensee Affiliate shall assume, in full, the obligations of Licensee under this Agreement, (b) Licensor shall be given written notice of such assignment and assumption and (c) the use of the Licensed Premises by the Licensee Affiliate shall be the same use as for Licensee under the Agreement.

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17.	Miscellaneous.

(a)	Attorneys’ Fees. In the event of any litigation or arbitration between Licensee and Licensor, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the nonprevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(b)	Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(c)	Captions. All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.

(d)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(e)	Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Licensor and Licensee.

(f)	Notices. Any notice required or permitted under this Agreement shall be effective if in writing and delivered to the other party at the following address.

LICENSOR	LICENSEE

At the Licensed Premises Attn: Amrit Chaudhuri	At the Licensed Premises Attn: Ronald Seidel

With a copy to: K&L Gates LLP Mark R. Busch 214 North Tryon Street, 47th Floor Charlotte, NC 28202

(g)	Quiet Enjoyment. Subject to the terms hereof, Licensor warrants that it has the right to grant Licensee the License for the term of this Agreement, and that if Licensee punctually and in accordance with the terms hereof performs the obligations herein contained to be performed by Licensee, Licensee shall have and enjoy, during the Term hereof, the quiet and undisturbed use of the Licensed Premises in accordance with this Agreement.

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(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (the “State”). Licensee hereby consents to the personal jurisdiction and venue of any State court located in the county in which the Building is located and United States District Courts for Massachusetts, and any successor court, and the service or process by any means authorized by such court.

(i)	Exhibits. All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.

(a)	Waiver of Trial by Jury. LICENSEE AND LICENSOR HEREBY WAIVE ANY AND ALL RIGHTS EITHER MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES. NOTHING CONTAINED IN THIS SECTION SHALL BE CONSTRUED AS A WAIVER BY LANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE LEASE OR THIS AGREEMENT FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(j)	Successors and Assigns. Subject to the provisions of this Agreement relating to assignment and subletting, this Agreement shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.

(k)	Relationship of Parties. Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.

(l)	Access. Landlord and Licensor reserve the right to enter the Licensed Premises upon reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the performance by Licensee of the terms of this Agreement or to exercise Licensor’s rights or perform Licensor’s obligations hereunder.

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE. LICENSEE SPECIFICALLY DISCLAIMS ANY RIGHTS TO SUMMARY PROCESS AND, PROVIDED THAT LICENSOR COMPLIES WITH ALL OBLIGATIONS (INCLUDING WITHOUT LIMITATION NOTICE AND CURE REQUIREMENTS) HEREUNDER, EXPLICITLY PERMITS LICENSOR TO USE SELF-HELP REMEDIES PROVIDED THAT SUCH SELF-HELP REMEDIES DO NOT BREACH THE PEACE.

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IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Agreement as of the day and year first above written.

LICENSOR:	LICENSEE:

MIL 21E, LLC	CUE BIOPHARMA, INC.

/s/ Seth Taylor By: Seth Taylor Title: CFO	/s/ Daniel R. Passeri By: Daniel R. Passeri Title: President & CEO

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